Exhibit 8

[Letterhead of Entergy Services, Inc.]

December 2, 2005

Entergy Corporation
500 Clinton Center Drive
Clinton, Mississippi 39056

We have acted as U.S. federal income tax counsel to Entergy Corporation (the "Company"), in connection with its offering of Equity Units (the "Equity Units"). As such, we have reviewed:

  the form of Prospectus , contained in the below-referenced registration statement relating to the offer and sale of the Equity Units (the "Prospectus"), the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission for the purpose of registering the Equity Units (the "Registration Statement"), the form of Purchase Contract and Pledge Agreement among the Company and The Bank Of New York, as Purchase Contract Agent and JPMorgan Chase Bank, N.A., as Collateral Agent, Custodial Agent and Securities Intermediary (the "Purchase Contract and Pledge Agreement"),
  the form of Supplemental Indenture between the Company and Deutsche Bank Trust Company Americas, as Trustee,
  the Indenture dated December 1, 2002, between the Company and , Deutsche Bank Trust Company Americas, as trustee, and the form of Remarketing Agreement dated by and among the Company, Citigroup Global Markets, Inc., as the reset agent and the remarketing agent, and The Bank of New York, not individually but solely as Purchase Agent and as attorney-in-fact of the holders of Purchase Contracts (as defined in the Purchase Contract and Pledge Agreement).

We have also reviewed such other documents, obtained other representations and have been advised as to certain legal matters as we have considered necessary for purposes of this opinion.

We have assumed, based on the foregoing, for purposes of this opinion, that representations regarding the likelihood of the remarketing, the fair market value of the undivided interest in senior notes and the fair market value of each purchase contract will be true as of the date of the issuance of the Equity Units. However, there can be no assurance any or all of the representations will be correct as of the date of issuance of the Equity Units.

On the basis of the foregoing and upon consideration of applicable law, subject to the assumptions, qualifications and limitations stated herein and therein, the discussion of material U.S. federal income tax consequences set forth under the caption "Certain United States Federal Income Tax Consequences" in the Prospectus, insofar as it relates to matters of law or legal conclusions, constitutes our opinion as to the matters discussed therein.

This opinion is limited to the federal income tax law of the United States of America and does not address any questions arising under, or relating to, the law of any other jurisdiction, or any political subdivision thereof or therein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jere Ahrens

Jere Ahrens, Senior Tax Counsel
Entergy Services, Inc.